Exhibit 99.1

Certificate of Secretary

Re

Bylaw Amendment

I, Stephen M. Wurzburg, do hereby certify that:

1. I am the duly elected and acting Secretary of CMD Reincorporation Corporation, a Delaware corporation (the “Company”).

2. In an action taken by the sole director of the Company on August 11, 2006, Section 2.3 of the Bylaws of the Company was amended to read in full as follows, with the italicized bold underlined words being the additions made.

“2.3 Special Meetings. Special meetings of the stockholders may be called for any purpose or purposes, unless otherwise prescribed by statute or by the Amended and Restated Certificate of Incorporation, by the Board or by holders of outstanding shares entitled to cast not less than ten percent (10%) of the votes at the meeting. Upon request in writing that a special meeting of stockholders be called, directed to the Chairman of the Board or the Chief Executive Officer, the person forthwith shall cause notice to be given to the stockholders entitled to vote that a meeting will be held at a time requested by the person or persons calling the meeting, such time not to be less than ten (10), nor more than sixty (60), days after receipt of the request. Such request and notice shall state the purpose or purposes of the proposed meeting. The date of receipt of the request shall be the record date for a meeting.”

Executed at Palo Alto, California on August 14, 2006.

/s/ STEPHEN M. WURZBURG
Stephen M. Wurzburg